EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Jonathan Wimberley
(972) 579-6512
jonathan.wimberley@banctec.com

— BancTec, Inc. Names Coley Clark President and CEO—

DALLAS, September 15, 2004 – BancTec, Inc., a global provider of solutions that automate the capture, processing and archive of paper and electronic forms, announced today it has appointed Coley Clark as president and chief executive officer succeeding Craig D. Crisman. Mr. Crisman will remain as a member of the Board of Directors.

“We are very excited about the growth potential of BancTec and we are confident that Coley's experience, leadership and vision will be instrumental in moving the company to the next level,” said Robert A.  Minicucci, Chairman of the Board. “Coley brings a proven track record of growing the organizations with which he has been associated.”

Clark, a member of BancTec’s Board of Directors, brings to BancTec over 30 years of technology and senior management experience with dedicated expertise in the financial industry. Prior to joining BancTec, Clark served as senior vice president of EDS leading the Global Financial Industry Group, a $3 billion global business supporting more than 1,000 banking clients. In addition, Clark currently serves on the board of FundsXpress Inc., a software provider to the financial industry and Carreker Corp, an electronic banking services provider.

In 1971, Clark joined EDS in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. He assumed responsibility for the Financial Industry Group in 1986, and was appointed a corporate officer in 1989.  He was appointed to senior vice president in 1996 and served on the Global Operations Council, EDS’ senior executive team.

About BancTec, Inc.

Founded in 1972, BancTec is the most recognized name worldwide in transaction processing.  BancTec has deployed transaction solutions in over 50 countries, counts among its customers some of the most prominent companies in the world, and is honored to be a member of the TAWPI Hall of Fame.  BancTec’s product suite combines unique flexibility, scalability, and connectivity to provide unprecedented levels of automation in the capture, processing, and distribution of electronic and paper documents and transactions.  BancTec complements its product suite with a line of proven hardware solutions, and dependable service and support.  To learn how BancTec can help your organization reduce IT costs, increase productivity, and improve quality, visit our corporate Web site at www.banctec.com or call 1-800-BANCTEC.

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© 2004 BancTec, Inc. BancTec is a registered trademark of BancTec, Inc.

Other brand or product names herein are the property of BancTec or their respective holders.